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
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
                                Triad Park, LLC
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                (Name of Registrant as Specified In Its Charter)
                          The Kontrabecki Group, Inc.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE --
FROM THE KONTRABECKI GROUP, INC.

Contacts:

John Kontrabecki
The Kontrabecki Group, Inc.
650-372-1222

Mark Harnett
MacKenzie Partners, inc.
212-929-5877


                          TKG FINALIZES FINANCING FOR
                           ACQUISITION OF TRIAD PARK

                             CHALLENGES BLUM GROUP
                        TO COME CLEAN ON FUNDING SOURCES

     San Mateo, Calif. (March 24, 1998). The Kontrabecki Group, Inc. (TKG) today announced that it had finalized and signed definitive financing agreements with Lehman Brothers, a globally recognized investment banking firm, for all of the financing required to complete TKG's pending acquisition of Triad Park, LLC (ticker: TDPK). The documents, which have now been executed by both TKG and Lehman Brothers, will be held in escrow pending approval of the merger by Triad Park shareholders.

     John Kontrabecki, president of TKG, said: "We are pleased to have completed the documentation of our financing, as we said we would and when we said we would. Triad Park shareholders have a crystal clear choice as they vote on TKG's acquisition of Triad Park: a fully financed offer from TKG, or a pie-in-the-sky promise of a long and risky wait for the possibility of a few pennies more from Richard C. Blum & Associates, which couldn't complete its last deal for Triad Park and still hasn't told shareholders where all of the money will come from now."

     The special meeting of Triad Park shareholders to vote on the acquisition by TKG is scheduled for Saturday, March 28. TKG plans to complete its acquisition of Triad Park as soon as possible following shareholder approval and in any event not later than March 31. Triad Park shareholders will then receive $1.65125 for each of their shares of Triad Park promptly after submitting their shares and standard exchange documents.

     Separately, TKG announced that it is seeking an immediate injunction in federal court against the Blum group to force the Blum group to make immediate full disclosure of the funding sources for its new bid for Triad Park.

     TKG's request for a temporary restraining order is pending before the U.S. District Court for the Northern District of California. TKG last week filed suit against the Blum group for failing to disclose information specifically required by federal securities law.

     The Blum group late last week filed a new amendment to its Schedule 13D in which it stated that funding for its bid would come from a number of unnamed sources, including an unnamed "insurance company supported organization" and "five other" unnamed "investors." Together, these unnamed sources account for $5.02 million or nearly 14% of the Blum group's bid. Earlier this month, the Blum group admitted in a filing with the Securities and Exchange Commission that the funding sources for its previous unsuccessful bid for Triad Park would no longer be supporting the Blum group's new bid.

     Said Kontrabecki: "Who do they think they're fooling? Triad Park shareholders should ask themselves:

o Who are the Blum group's unnamed new mystery investors? What and who is the "insurance company supported organization"? Why haven't they been named?

o Why are the Blum group's old institutional funding sources out of the deal? And why don't we see the names of any significant institutions in the new funding group?

o What sort of "commitments" does the Blum group really have? Just how weak are they? And what are the conditions on the commitments? Have they even finished their due diligence?

o If the Blum group had definitive agreements, or even firm written commitments, for all of the funding they need, they were required to file them with the SEC and disclose them to Triad Park shareholders. The fact that the Blum group hasn't filed any definitive financing documents or commitments for its bid speaks volumes.

o Will the so-called "equity" participants in the Blum group's deal be borrowing the money for their equity contributions? If so, who will be lending them the money, and under what conditions and contingencies?"

     "Triad Park shareholders need to ask themselves whether the Blum group's money will really be there if shareholders vote down TKG's merger agreement with Triad Park. By contrast, TKG's merger agreement is fully financed."

     TRIAD PARK SHAREHOLDERS ARE URGED TO SIGN, DATE AND RETURN THEIR PROXY CARDS MARKED FOR THE TKG-TRIAD PARK MERGER.

     For additional information, please contact Mark Harnett of MacKenzie Partners at 212-929-5877 or John Kontrabecki of TKG at 650-372-1222.